Registration Statement No. 333-161426 Registration Statement No. 333-167342 Registration Statement No. 333-182128 As filed with the Securities and Exchange Commission on August 30, 2012

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161426

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167342

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182128

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CONMED HEALTHCARE MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1297992
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

7250 Parkway Drive, Suite 400

Hanover, Maryland 21076

(Address of Principal Executive Offices)

CONMED HEALTHCARE MANAGEMENT, INC.

2007 STOCK OPTION PLAN

(Full Title of the Plan)

Gerard Boyle

Conmed Healthcare Management, Inc.

7250 Parkway Drive, Suite 400

Hanover, Maryland 21076

(Name and Address of Agent for Service)

(410) 567-5520

(Telephone Number, Including Area Code,

of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller
reporting company)

EXPLANATORY NOTE

These Post-Effective Amendments filed by Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), deregister all shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) that had been registered for issuance under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) that remain unsold upon the termination of the offerings covered by each of the Registration Statements:

•	Registration No. 333-161426, pertaining to the registration of 2,350,000 Shares issuable under the Company’s 2007 Stock Option Plan, as amended (the “2007 Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2009;

•	Registration No. 333-167342, pertaining to the registration of 750,000 Shares issuable under the 2007 Plan, which was filed with the SEC on June 4, 2010; and

•	Registration No. 333-182128, pertaining to the registration of 1,000,000 Shares issuable under the 2007 Plan, which was filed with the SEC on June 14, 2012.

On July 16, 2012, the Company, Correct Care Solutions, LLC, a Kansas limited liability company (“Parent”), and Hanover Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplated, among other things, that Purchaser would merge with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”). On July 30, 2012, pursuant to the terms of the Merger Agreement, Purchaser commenced a tender offer, as amended from time to time (the “Offer”), to purchase all of the outstanding Shares at a price of $3.95 per share, net to the seller in cash, without interest thereon and less any required withholding taxes.

The Offer expired at 5:00 p.m. (New York City time) on August 27, 2012 and the Merger became effective at 1:30 pm EDT on August 29, 2012 (the “Effective Time”), pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all Shares registered under the Registration Statements but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hanover, state of Maryland, on this 30th day of August, 2012.

Conmed Healthcare Management, Inc.

/s/ Gerard Boyle
Gerard Boyle, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 30, 2012 in the capacities indicated.

Signature	Title

/s/ Gerard Boyle	President and Director (principal executive officer)
Gerard Boyle

/s/ Cary McClure	Secretary, Treasurer, Chief Operating Officer and Director
Cary McClure	(principal financial officer and principal accounting officer)